EXHIBIT 10.16

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement (“Agreement”) is executed effective as of October 20, 2003 between Dickie Walker Marine, Inc. a Delaware corporation (“Dickie Walker” or “DW”), and Julia B. Knudsen (“Employee”). Employee enters into this Agreement on behalf of herself and her heirs, successors, assigns, executors and representatives of any kind, if any.

        WHEREAS:

DW employs employee in the role of President and Chief Operating Officer. Employee has agreed to resign from her position and Employee’s last day of employment in this role with DW is November 14, 2003.

Employee understands that her position as President and Chief Operating Officer is being eliminated for the foreseeable future and that other members of existing DW management will assume her job duties.

Employee has been offered a change in position to Vice President. Employee has rejected the offer to be reassigned to the Vice President position

DW is willing to provide Employee with certain severance benefits to assist her in her transition in exchange for the release of any claims that Employee has or may have against DW concerning her employment with DW and the termination of her employment with DW.

Employee has elected to accept these additional severance benefits in return for her performing certain ongoing consulting duties for DW and signing a full release of any claims she might have against DW concerning her employment and the termination of that employment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DW and Employee agree as follows:

1. Employee’s last day of employment with DW shall be November 14, 2003. For the months of October 2003 and November 2003, DW shall pay to Employee her salary, car allowance and provide other benefits currently afforded to her for such months in the ordinary course. In addition, DW will (a) pay Employee severance benefits equal to her current gross salary, less all required deductions, through April 30, 2004. Severance will be paid concurrent with Dickie Walker’s regular payroll schedules for its employees, with the last payment being made to Employee on April 30, 2004; and (b) DW will cover Employee’s medical and dental insurance as if she remained an employee of DW through December 31, 2003, at which time Employee may elect continuation coverage under COBRA or applicable state law, at her expense, if she chooses to do so. The monthly payments of gross salary equivalent through April 30, 2004, and the health insurance coverage through December 31, 2003 are referred to collectively as the “Severance Payment.” All other benefits and incidences of employment with Dickie Walker will cease effective November 30, 2003. If both parties agree to extend Employee’s last day of employment on or before November 14, 2003, all periods described above will be adjusted for the same amount of time as such extension. In accordance with the terms of Dickie Walker’s Equity Incentive Plan, Employee’s options to purchase 50,000 shares of the common stock of Dickie Walker will terminate and no longer be exercisable as of December 1, 2003.

2. During the period from the effective date through November 14, 2003 (the “Transition Period”), Employee’s duties shall be to train Dickie Walker staff in the following areas: (a) information systems; (b) inventory control; (c) reports; (d) fulfillment; (e) letters of credit; and (f) all other operational issues or areas to ensure a smooth transition of her duties to existing Dickie Walker staff. During the Transition Period, Employee shall provide a list of tasks to be completed in order to implement the on-line store section of the DW Website. During the Transition Period, Employee will be entitled to take off time as is necessary to interview for other positions or for other personal needs, but not to exceed 12 hours per week. From November 15, 2003 through January 15, 2004 (the “Consulting Period”), Employee will provide and make herself available to Dickie Walker for consulting in the above-described areas and in other areas reasonably necessary to ensure the efficient transition of her duties to other Dickie Walker staff. During the Consulting Period, Employee agrees to make herself available for consultation up to 5 hours per week. Consultation during the Consulting Period shall be at no additional cost or expense to Dickie Walker. During the Consulting Period, should DW request that Employee perform work in excess of 5 hours per week, Employee may at her sole discretion accept or reject such request. If Employee accepts such request, Employee will charge her time at $100.00 per hour and will provide cost estimates for each project to be approved by Gerald W. Montiel prior to commencing the project. At the end of the Consulting Period, Employee agrees that she will make herself reasonably available as an independent contractor/consultant for up to 12 hours per month at the rate of $100.00 per hour for a period of one year, through and including January 15, 2005. It is contemplated but not required that the parties will execute a consulting agreement further delineating the details of that independent contractor relationship at some time during the Consulting Period, but such an agreement is not a condition precedent to Employee’s obligation to perform. Employee acknowledges and agrees that the consideration provided to her pursuant to this agreement compensates for all earned and accrued vacation time through November 30, 2003.

3. Employee will resign from the Board of Directors of Dickie Walker effective October 31, 2003.

4. The parties will work together in good faith to develop a mutually agreed upon statement announcing Employee’s departure from DW. If such an agreement cannot be reached, DW reserves the right to issue a statement containing content of its own choosing.

5. In consideration for the promises contained in paragraph 1, and other good and valuable consideration provided for in this Agreement, Employee hereby releases and forever discharges DW, its past and present Employees, directors, officers, agents, insurers, attorneys, executors, assigns and other representatives of any kind (collectively, “Released Parties”) from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date Employee executes this Agreement, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with Employee’s employment or termination of employment with DW. Employee also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs or expenses of any kind from DW or any of the other Released Parties. Employee further agrees not to file, pursue or participate in any claims, charges, actions or proceedings of any kind in any forum against any of the Released Parties with respect to any matter arising out of or in connection with her employment with DW or termination of such employment (other than pursuing a claim for Unemployment Compensation benefits to which she might be entitled). This release specifically includes, but is not limited to, a release of any and all claims pursuant to state or federal wage payment laws; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. “1981-1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; Executive Order 11246; state or federal family and/or medical leave acts; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Employee Retirement Income Security Act of 1974; the California Fair Employment and Housing Act; California laws pertaining to the provision of insurance to employees; and any and all other federal, state or local laws or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy. This release covers claims that Employee knows about as well as those she may not know about, and both liquidated and unliquidated claims. Execution of this Agreement does not affect the Employee’s ability to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, however, Employee covenants and agrees not to initiate such a proceeding or to file suit alleging claims of any kind that are within the investigative or prosecutorial authority of the Equal Employment Opportunity Commission or any similar state agency.

6. Employee hereby acknowledges that there is sufficient consideration for the releases provided for herein.

7. Employee acknowledges that she is entering into this Agreement knowingly and voluntarily and that she has had an opportunity to consider the terms of it carefully. Employee further acknowledges that she fully understands and agrees to its terms and is signing this Agreement voluntarily and of her own free will. Employee acknowledges that she has been further advised that she may consult with an attorney or other adviser of her choosing prior to making the decision to execute this Agreement.

8. Employee acknowledges that information obtained by her while employed by DW concerning the business or affairs of DW and its clients (“Confidential Information”) is the property of DW. Employee shall not, without the prior written consent of DW, either disclose to any person or use for her own account or for the account of any subsequent employer any Confidential Information. At the request of DW at any time, Employee shall deliver to DW all documents containing Confidential Information or relating to the business or affairs of DW that Employee may then possess or have under her control. Employee agrees to indemnify and hold harmless DW for any breach of this paragraph 8.

9. The parties agree not to make disparaging remarks about the other in the future. Upon inquiry by prospective employers of Employee, DW shall confirm employee’s title and dates of employment, but will not provide any further information regarding Employee. Employee agrees that if she applies for employment with another employer, that she will direct any inquiries regarding her employment with DW to Gerald W. Montiel.

10. This Agreement constitutes and contains the entire agreement and understanding between the parties concerning the subject matter of this Agreement and supersedes all prior negotiations, agreements or understandings between the parties. If any portion of this Agreement is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. Employee understands this Agreement contains a final release and that she can make no further claim of any kind against DW or any of the other Released Parties arising out of actions occurring through the date she executes this Agreement.

11. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall constitute an original but when taken together shall constitute but one instrument.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

13. No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement, including this provision, shall be effective unless made in writing and executed by each of the parties hereto. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

14. In the event any claim, default or violation is asserted by a party to this Agreement regarding any of the terms or conditions or this Agreement, the party may enforce this instrument by appropriate action, including without limitation specific performance, and should any of the parties prevail in such litigation that prevailing party shall recover all costs, expenses, and reasonable attorneys’ fees incurred in such litigation.

15. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior written or oral agreements, arrangements or understandings related to the subject matter described herein, and no written or oral representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

IN WITNESS WHEREOF, DW and Employee have executed and delivered this Agreement as of the date first written above.

/s/ JULIA B. KNUDSEN
Julia B. Knudsen

DICKIE WALKER MARINE, INC.

By:	/s/ GERALD W. MONTIEL
Gerald W. Montiel,
Chief Executive Officer,
Chairman of the Board